                                                                     Exhibit 8.4
                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]



                                                                 August 30, 2000


                              BANK ONE Capital IV
                              -------------------
                       Floating Rate Preferred Securities
                       ----------------------------------



Dear Ladies and Gentlemen:

          We have acted as tax counsel for BANK ONE CORPORATION, a Delaware corporation (the "Company"), BANK ONE Capital IV, a Delaware business trust (the "Trust"), and Salomon Smith Barney Inc., Banc One Capital Markets, Inc., Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated (the "Underwriters") in connection with the Registration Statement filed on June 17, 1999 and amended by Amendment No. 1, dated July 6, 1999, the Prospectus dated July 26, 2000, and the Prospectus Supplement dated August 23, 2000 (the "Offering Documents"), for the purpose of selling 160,000 Floating Rate Preferred Securities (the "Preferred Securities") of the Trust.

          The Preferred Securities represent undivided beneficial interests in the assets of the Trust. The Trust's assets will consist of up to $164,948,000 aggregate principal amount of Floating Rate Junior Subordinated Deferrable Interest Debentures due September 1, 2030 (the "Subordinated Debentures") to be issued by the Company.

          In connection with this opinion, we have examined the Offering Documents, the Amended and Restated Declaration of Trust, the Certificate of Trust, the form of the

Preferred Securities and Common Securities and specimen certificates thereof, the Preferred Securities Guarantee Agreement and the Common Securities Guarantee Agreement, the Sixth Supplemental Indenture, the executed Underwriting Agreement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

          In our examination, we have assumed that (i) the statements concerning the issuance of the Preferred Securities and Subordinated Debentures referred to in the Offering Documents are true, correct and complete, (ii) the terms of the documents listed in the preceding paragraph will be complied with, (iii) the factual representations made to us by the Company in its letter to us dated as of the date hereof and delivered to us for purposes of this opinion (the "Representation Letter") are true, correct and complete and (iv) any factual representations made in the Offering Documents or the Representation Letter "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification. If any of the above described assumptions are untrue for any reason or if the issuance of the Preferred Securities and Subordinated Debentures is consummated in a manner that is inconsistent with the manner in which it is described in the Offering Documents, our opinion as expressed below may be adversely affected and may not be relied upon.

          Based solely upon the foregoing, we are of the opinion that under current United States federal income tax law:

     (1) The Trust will be classified as a grantor trust and not as an association subject to tax as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities will generally be considered the owner of an undivided interest in the Subordinated Debentures.

     (2) The Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

     (3) Although the discussion set forth in the Prospectus Supplement under the heading "United States Federal Income Taxation" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Preferred Securities, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of

         Preferred Securities under current law.

          Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Sale or any other transactions. Our opinion is based upon current statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. We disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, regulations or interpretations thereof. We consent to the filing of this opinion as an exhibit to the Form 8-K to be filed with the Securities and Exchange Commission and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                              Very truly yours,



BANK ONE CORPORATION                         /s/ Cravath, Swaine & Moore
   1 BANK ONE PLAZA
      CHICAGO, IL 60670

BANK ONE CAPITAL IV
   1 BANK ONE PLAZA
      CHICAGO, ILLINOIS  60670

Salomon Smith Barney Inc.
Banc One Capital Markets, Inc.
Lehman Brothers Inc.
Morgan Stanley & Co. Incorporated
   c/o Salomon Smith Barney Inc.
      388 Greenwich Street
          New York, NY 10013